Exhibit 4.1
SUPPLEMENTAL INDENTURE
THIS SUPPLEMENTAL INDENTURE, dated as of November 2, 2009 (this “Supplemental Indenture”) is entered into by and among MORGANS GROUP LLC, a limited liability company formed under the laws of Delaware (the “Company”), MORGANS HOTEL GROUP CO., a corporation incorporated under the laws of Delaware (the “Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (as successor to JPMorgan Chase Bank, National Association), a national banking association, as trustee (the “Trustee”).
Reference is made to that certain Junior Subordinated Indenture dated as of August 4, 2006, by and among the Company, Guarantor and the Trustee pursuant to which the Company issued Junior Subordinated Notes due 2036, in an aggregate amount of US $50,100,000 (as modified, amended and supplemented by this Supplemental Indenture, the “Indenture”). Capitalized terms used herein and not defined herein shall have the meanings given to such terms under the Indenture.
WHEREAS, the Company, the Guarantor and the Holders agree to, among other things, (a) amend Section 1.1 of the Indenture to add additional definitions and delete certain definitions, (b) amend Section 5.1 of the Indenture to add additional Events of Default and reduce certain notice and cure periods for defaults and (c) amend Article X of the Indenture by deleting the covenant provided in Section 10.9(a) of the Indenture;
WHEREAS, the Holders have agreed to waive any existing defaults, if any, under Section 10.9(a) of the Indenture; and
WHEREAS, the execution and delivery by each of the Company and the Guarantor of this Supplemental Indenture has been duly authorized by all requisite corporate/limited liability company action and all other actions required to make this Supplemental Indenture a valid and binding instrument have been duly taken and performed.
NOW, THEREFORE, in consideration of the foregoing, the Trustee, the Company, and the Guarantor are entering into this Supplemental Indenture pursuant to Section 9.2 of the Indenture as follows:
ARTICLE I
AMENDMENTS TO INDENTURE
Section 1.01 Section 1.1 of the Indenture is hereby amended by adding the following defined terms:
“Credit Agreement” shall mean that certain Credit Agreement dated October 6, 2006, as amended from time to time thereafter, by and among the Company and certain of its subsidiaries, as borrowers and guarantors, Morgans Hotel Group Co., Wachovia Bank, National Association, as agent, and the several lenders named therein.

Section 1.02 Section 1.1 of the Indenture is hereby amended by deleting (a) the defined terms (i) “EBITDA,” (ii) “Fixed Charge Coverage,” (iii) “Interest Charges,” (iv) “Net Income,” (v) “Special Event,” and (vi) “Special Redemption Price” and (b) the phrases “the Special Redemption Price or” and “, as applicable,” from the definition of “Redemption Price.”
Section 1.03 For all purposes under this Indenture, the form of securities described in Section 2.1 of the Indenture and the Securities issued pursuant hereto, the following paragraph shall be deemed deleted in its entirety:
“In addition, upon the occurrence and during the continuation of a Special Event, the Company may, at its option, upon not less than thirty (30) days’ nor more than sixty (60) days’ written notice to the Holders of the Securities (unless a shorter notice period shall be satisfactory to the Trustee), redeem this Security, in whole but not in part, subject to the terms and conditions of Article XI of the Indenture at a Redemption Price equal to one hundred three percent (103%) of the principal amount hereof, together, in the case of any such redemption, with accrued interest, including any Additional Interest, through but excluding the date fixed as the Redemption Date.”
Section 1.04 Section 5.1 of the Indenture is hereby amended as follows:
(a) Sections 5.1(a) and 5.1(c) are each hereby amended by deleting the phrase “thirty (30) days” and substituting in lieu thereof the phrase “five (5) Business Days”;
(b) Section 5.1(e) is hereby amended by deleting the word “or” from the end of Section 5.1(e);
(c) Section 5.1(f) is hereby amended by deleting the “.” at the end thereof and replacing it with “;”; and
(d) The following new Sections 5.1(g) and 5.1(h) are hereby added at the end of Section 5.1:
(g) the occurrence of an event of default under the Credit Agreement; provided, that (i) any Event of Default under this Section 5.1(g) shall cease to exist (automatically, without any further action or consent of any Person) in the event that and at such time as such event of default under the Credit Agreement no longer continues to exist (as evidenced by a fully executed agreement of the agent under the Credit Agreement to that effect and certified in writing by the Company to the Holders and the Trustee) and (ii) the maturity of the principal amount of the Securities may not be accelerated and neither the Trustee nor the Holders shall be entitled to commence any proceedings or exercise any other remedy, as a result solely of any Event of Default under this Section 5.1(g) unless and until the indebtedness under the Credit Agreement is accelerated; and

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(h) default in the performance, or breach, of any covenant of the Company or the Guarantor in the Inspection Rights and Confidentiality Agreement, dated as of November 2, 2009, by and among the Company, the Guarantor, and Taberna Capital Management, LLC (as it may be amended from time to time) and continuance of such default or breach for a period of fifteen (15) days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least thirty three and a third percent (33-1/3%) in aggregate principal amount of the Outstanding Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder.
Section 1.05 Section 5.3(a)(i) of the Indenture is hereby amended by deleting the phrase “thirty (30) days” and substituting in lieu thereof the phrase “five (5) Business Days”.
Section 1.06 Section 7.3(b) of the Indenture is hereby amended by deleting the phrase “Attn: Thomas Bogal” and substituting in lieu thereof the phrase “Attn: Raphael Licht”.
Section 1.07 Article X of the Indenture hereby amended by deleting Section 10.9(a) in its entirety, and replacing Section 10.9 (a) with the word “Reserved.”
Section 1.08 Section 11.1 of the Indenture is hereby amended by deleting the phrase “on or after October 30, 2011” and substituting in lieu thereof the phrase “at any time from time to time”.
In addition, for purposes of the third paragraph in the Form of Reverse Securities described in Section 2.01 of this Indenture and the Securities issued pursuant hereto, the phrase “on or after October 30, 2011” shall be deemed deleted and replaced with the phrase “at any time from time to time”.
Section 1.09 Article XI of the Indenture is hereby amended by deleting the text of Section 11.2 in its entirety, and replace such text with the word “Reserved.” The table of contents of the Indenture shall be amended in a corresponding manner.
ARTICLE II
MISCELLANEOUS
Section 2.01 By execution of this Supplemental Indenture, each of MHG Capital Trust I, as holder of $50,100,000 in aggregate principal amount of Outstanding Securities; Taberna Preferred Funding VII, Ltd., as Holder of $25,000,000 in Liquidation Amount of the Preferred Securities (“TPF VII”) and Taberna Preferred Funding VIII, Ltd., as holder of $25,000,000 in aggregate principal amount of the Preferred Securities (“TPF VIII”), hereby (a) waives any existing default under Section 10.9 (a) of the Indenture such that the Company is not and shall not be deemed to be in default as a result of any existing breach of Section 10.9(a) of the Indenture, (b) confirms that it has not accelerated the obligations of the Company under the Securities as a result of any failure of the Guarantor to comply with Section 10.9(a) of the Indenture, and (c) in accordance with Section 9.2 of the Indenture, (i) consents to the Trustee executing and delivering this Supplemental Indenture, (ii) directs the Trustee to execute and deliver this Supplemental Indenture and (iii) agrees to and does hereby release the Trustee for any action taken or to be taken by the Trustee in connection with its execution and delivery of this Supplemental Indenture and for any liability or responsibility arising in connection herewith.

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Section 2.02 The Trustee accepts the trust in this Supplemental Indenture declared and provided upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
Section 2.03 Except as hereby expressly modified, the Indenture and the Securities issued thereunder are ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.
Section 2.04 This Supplemental Indenture shall become effective upon the execution and delivery hereof.
Section 2.05 This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument. The executed counterparts may be delivered by facsimile transmission or by scanned and emailed transmission, which facsimile or scanned copies shall be deemed original copies with originals to follow via overnight courier.
Section 2.06 The laws of the State of New York shall govern this Supplemental Indenture without regard to the conflict of law principles thereof that would indicate the applicability of the laws of any other jurisdiction.
Section 2.07 In the event of any inconsistency between the terms and provisions of this Supplemental Indenture and the Indenture, the terms and provisions of this Supplemental Indenture shall prevail.
Section 2.08 The Company agrees that this Supplemental Indenture, the Reaffirmation of Guaranty, and Inspection Rights and Confidentiality Agreement contain the entire agreement between the Company, MHG Capital Trust I, TPF VII and TPF VIII with respect to all of the matters set forth the Letter Agreement, and such Letter Agreement is hereby superseded by the terms and conditions of this Supplemental Indenture.
—SIGNATURE PAGES TO FOLLOW—

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

COMPANY: MORGANS GROUP LLC
By:	MORGANS HOTEL GROUP CO., its managing member

By:	/s/ Marc Gordon
Name: Marc Gordon
Title: President

GUARANTOR: MORGANS HOTEL GROUP CO.
By:	/s/ Marc Gordon
	Name:	Marc Gordon
	Title:	President

TRUSTEE: THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
By:	/s/ Bill Marshall
	Name:	Bill Marshall
	Title:	Vice President

As to Section 2.01 only: TABERNA PREFERRED FUNDING VII, LTD.
By:	Taberna Capital Management, LLC

	By:	/s/ Michael A. Fralin
Name: Michael A. Fralin Title: Managing Director

TABERNA PREFERRED FUNDING VIII, LTD.
By:	Taberna Capital Management, LLC

	By:	/s/ Michael A. Fralin
Name: Michael A. Fralin Title: Managing Director

MHG CAPITAL TRUST I
By:	/s/ Bill Marshall
	Name:	Bill Marshall
	Title:	Administrative Trustee